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                                                                     EXHIBIT 5.1


                                STOEL RIVES LLP
                             600 University Street
                                   Suite 3600
                         Seattle, Washington 98101-3197

                                January 18, 2001


Board of Directors
Pacific Aerospace & Electronics, Inc.
430 Olds Station Road, Third Floor
Wenatchee, Washington 98801

Ladies and Gentlemen:

          We have acted as counsel for Pacific Aerospace & Electronics, Inc. (the "Company"), in connection with the filing of a Registration Statement on Form S-3, as amended (the "Registration Statement") under the Securities Act of 1933, covering an aggregate of 1,142,860 shares of common stock, $.001 par value, issued by the Company (the "Issued Shares"), and 464,150 shares of common stock, $.001 par value issuable by the Company (the "Remaining Shares") pursuant to a Securities Purchase Agreement and certain warrants filed as exhibits to the Registration Statement (the "Transaction Documents"). We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

          Based upon the foregoing, it is our opinion that the Issued Shares are duly authorized, legally issued, fully paid and nonassessable, and the Remaining Shares are duly authorized, and when issued pursuant to the Transaction Documents, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus contained in therein.

                                          Very truly yours,

                                          /s/ STOEL RIVES LLP